Exhibit 99.1

E*TRADE Financial Corporation Announces First Quarter 2016 Results

NEW YORK--(BUSINESS WIRE)--April 21, 2016--E*TRADE Financial Corporation (NASDAQ:ETFC):

First Quarter Results

  Net income of $153 million, or $0.53 per diluted share
  Adjusted net income of $122 million(1), or $0.43 per diluted share(1), excluding a $31 million income tax benefit related to the release of a valuation allowance against state deferred tax assets
  Total net revenue of $472 million(2)
  Allowance for loan losses of $322 million resulting in a benefit to provision for loan losses of $34 million
  Total non-interest expense of $312 million(2)
  Daily Average Revenue Trades (DARTs) of 165,000
  End of period margin receivables of $6.3 billion
  Net new brokerage accounts of 45,000 and an annualized attrition rate of 7.3 percent, excluding the impact of shutting down the Company's Hong Kong and Singapore operations(3)
  Net new brokerage assets of $2.9 billion; end of period total customer assets of $285 billion
  Utilized $301 million to repurchase 13.1 million shares at an average price of $23.01, bringing the total utilization under the Company’s program to $351 million

E*TRADE Financial Corporation (NASDAQ:ETFC) today announced results for its first quarter ended March 31, 2016, reporting net income of $153 million, or $0.53 per diluted share. Excluding a $31 million income tax benefit related to the release of a valuation allowance against state deferred tax assets, net income would have been $122 million(1), or $0.43 per diluted share(1). This compares to net income of $89 million, or $0.30 per diluted share, in the prior quarter and net income of $40 million, or $0.14 per diluted share, in the first quarter of 2015 which includes $73 million of pre-tax losses on early extinguishment of debt. Total net revenue(2) of $472 million increased from $439 million in the prior quarter and $441 million in the first quarter of 2015.

“We started the year with respectable business growth and exceptional levels of capital deployment,” said Paul Idzik, Chief Executive Officer. “While economic uncertainty persisted throughout the quarter, our customers remained active while generating healthy levels of new accounts and assets. Further, we moved $400 million of capital from our subsidiaries to the parent, began operating our bank at a lower capital threshold, and moved our balance sheet closer to its target size. We also took advantage of market conditions to accelerate our share repurchase program and aggressively return capital to our owners, completing nearly half of our $800 million authorization in just a few months. In all, this has been a solid start to the year and we look forward to continuing to deliver for our customers and shareholders as 2016 progresses.”

The Company made several reporting changes in the first quarter of 2016. First, to reflect management’s current view of operations and financial performance, it has consolidated its reporting segments. Second, the Company has reclassified the components of other income (expense), moving corporate interest expense to net interest income, losses on early extinguishment of debt to non-interest expense, and other income to gains (losses) on securities and other(2). Lastly, the Company is now utilizing net interest margin as the key metric for measuring balance sheet performance. Prior periods have been reclassified to conform with current period presentation. Historical data through 2014 as well as an overview of the Company's reporting changes is available in the Quarterly Financial Supplement at about.etrade.com.

E*TRADE reported DARTs of 165,000 during the quarter, an increase of 12 percent from the prior quarter and a decrease of three percent versus the same quarter a year ago.

The Company ended the quarter with 3.3 million brokerage accounts, an increase of 45,000(3) from the prior quarter. This compares to 13,000(3) net new brokerage accounts in the fourth quarter of 2015 and 39,000 in the first quarter of 2015. Brokerage account attrition for the first quarter was 7.3 percent annualized(3).

The Company ended the quarter with $285 billion in total customer assets, compared with $288 billion at the end of the prior quarter and $299 billion a year ago.

During the quarter, customers added $2.9 billion in net new brokerage assets. Brokerage related cash increased by $0.9 billion to $42.6 billion during the first quarter. Customers were net buyers of approximately $1.2 billion of securities. Margin receivables averaged $6.7 billion in the quarter, down 11 percent from the prior quarter and 15 percent from the year ago quarter, ending the quarter at $6.3 billion.

Corporate cash ended the quarter at $482 million(4), an increase of $35 million from the prior quarter. The increase was primarily driven by $396 million in capital distributions to the parent from the Company's bank and broker-dealer subsidiaries, offset by utilization of $301 million to repurchase shares of the Company's common stock.

Net interest income(2) for the first quarter was $287 million, up from $270 million in the prior quarter and $250 million a year ago. First quarter results reflected a net interest margin of 2.81 percent on average interest-earning assets of $40.9 billion, compared with 2.74 percent on $39.5 billion in the prior quarter and 2.42 percent on $41.4 billion in the first quarter of 2015.

Commissions, fees and service charges, and other revenue in the first quarter were $175 million, compared to $160 million in the prior quarter and $176 million in the first quarter of 2015. Average commission per trade for the quarter was $10.64, down from $10.66 in the prior quarter and $10.94 in the first quarter of 2015. Total net revenue in the quarter also included $10 million of net gains on the sale of securities and other. This compares to $9 million in the prior quarter and $15 million in the first quarter of 2015.

Total non-interest expense in the quarter of $312 million increased $7 million from the prior quarter, and decreased $61 million from the year ago period, which included a $73 million pre-tax loss on early extinguishment of debt(2). The Company’s operating margin for the quarter was 41 percent. Adjusted for the quarter’s benefit to provision for loan losses, adjusted operating margin was 34 percent (1), which compared to 31 percent (1) in the prior quarter.

The Company’s total assets ended the quarter at $47.9 billion, an increase of $2.5 billion from the prior quarter. The increase was driven by the movement of customer assets held at third party institutions onto the Company's balance sheet during the quarter.

The Company’s loan portfolio ended the quarter at $4.7 billion, declining $0.3 billion from the prior quarter. Net charge-offs in the quarter resulted in a recovery of $3 million compared with $0 in the prior quarter and net charge-offs of $7 million in the first quarter of 2015. The allowance for loan losses ended the quarter at $322 million, down from $353 million in the prior quarter and $402 million in the first quarter of 2015. The decrease in the allowance resulted in a benefit to provision for loan losses of $34 million, which compared to a benefit of $23 million in the previous quarter and a provision of $5 million in the first quarter of 2015.

As of March 31, 2016, the Company reported bank and consolidated Tier 1 leverage ratios of 8.6 percent(5) and 7.8 percent(6), compared with 9.7 percent(5) and 9.0 percent(6) in the previous quarter.

Historical metrics and financials can be found on the E*TRADE Financial corporate website at about.etrade.com.

The Company will host a conference call to discuss the results beginning at 5 p.m. ET today. This conference call will be available to domestic participants by dialing 800-698-4476 while international participants should dial +1 303-223-4362. A live audio webcast and replay of this conference call will also be available at about.etrade.com.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and related banking products and services to retail investors. Securities products and services are offered by E*TRADE Securities (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com. ETFC-E

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements

The statements contained in this news release that are forward looking, including statements regarding the Company’s ability to deliver for its customer and shareholders are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and are subject to a number of uncertainties and risks. Actual results may differ materially from those indicated in the forward-looking statements. The uncertainties and risks include, but are not limited to, macro trends of the economy in general and the residential real estate market, market volatility, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the uncertainty surrounding the foreclosure process, and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by or more restrictive policies or interpretations of the Federal Reserve and the Office of the Comptroller of the Currency or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2016 E*TRADE Financial Corporation. All rights reserved.

Financial Statements
E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income
(In millions, except share data and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Revenue:
Interest income	$ 308	$292	$ 316
Interest expense	(21)	(22)	(66)
Net interest income	287	270	250
Commissions	107	99	114
Fees and service charges	58	51	52
Gains (losses) on securities and other	10	9	15
Other revenue	10	10	10
Total non-interest income	185	169	191
Total net revenue	472	439	441

Provision (benefit) for loan losses	(34)	(23)	5

Non-interest expense:
Compensation and benefits	126	112	113
Advertising and market development	43	35	34
Clearing and servicing	24	23	24
FDIC insurance premiums	6	5	18
Professional services	22	26	27
Occupancy and equipment	23	24	21
Communications	23	28	19
Depreciation and amortization	20	20	20
Amortization of other intangibles	5	5	5
Restructuring and other exit activities	2	9	4
Losses on early extinguishment of debt	—	—	73
Other non-interest expenses	18	18	15
Total non-interest expense	312	305	373

Income before income tax expense	194	157	63
Income tax expense	41	68	23
Net income	$ 153	$89	$ 40

Basic earnings per share	$ 0.54	$0.31	$ 0.14
Diluted earnings per share	$ 0.53	$0.30	$ 0.14
Shares used in computation of per share data:
Basic (in thousands)	285,274	292,713	289,741
Diluted (in thousands)	286,680	294,947	294,722

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In millions, except share data)
(Unaudited)

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Cash and equivalents	$ 1,627	$ 2,233	$ 1,025
Cash required to be segregated under federal or other regulations	2,158	1,057	849
Available-for-sale securities	14,005	12,589	13,841
Held-to-maturity securities	14,968	13,013	12,517
Margin receivables	6,336	7,398	8,220
Loans receivable, net	4,360	4,613	5,664
Receivables from brokers, dealers and clearing organizations	611	520	704
Property and equipment, net	232	236	241
Goodwill	1,792	1,792	1,792
Other intangibles, net	169	174	189
Deferred tax assets, net	940	1,033	906
Other assets	745	769	877
Total assets	$ 47,943	$ 45,427	$ 46,825

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$ 31,829	$ 29,445	$ 26,272
Customer payables	6,793	6,544	6,293
Payables to brokers, dealers and clearing organizations	1,437	1,576	1,880
Other borrowings	409	491	4,972
Corporate debt	993	997	1,025
Other liabilities	745	575	930
Total liabilities	42,206	39,628	41,372

Shareholders' equity:

Common stock, $0.01 par value, shares authorized:
   400,000,000 at March 31, 2016, December 31, 2015 and
   March 31, 2015, shares issued and outstanding:
   279,526,976 at March 31, 2016, 291,335,241 at December
   31, 2015 and 289,897,529 at March 31, 2015

	3	3	3
Additional paid-in-capital	7,056	7,356	7,350
Accumulated deficit	(1,308)	(1,461)	(1,689)
Accumulated other comprehensive loss	(14)	(99)	(211)
Total shareholders' equity	5,737	5,799	5,453
Total liabilities and shareholders' equity	$ 47,943	$ 45,427	$ 46,825

Key Performance Metrics(7)
Corporate	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15

Operating margin %(8)	41%	36%	5%	14%	27%
Adjusted operating margin %(1)(8)	34%	31%	3%	32%	2%

Employees	3,498	3,421	2%	3,250	8%
Consultants and other	107	120	(11)%	105	2%
Total headcount	3,605	3,541	2%	3,355	7%

Book value per share(9)	$20.52	$19.90	3%	$18.81	9%
Tangible book value per share(9)	$15.10	$14.65	3%	$13.38	13%

Corporate cash ($MM)(4)	$482	$447	8%	$258	87%

Net interest margin (basis points)	281	274	3%	242	16%
Interest-earning assets, average ($MM)	$40,892	$39,500	4%	$41,351	(1)%

Customer Activity	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15

Trading days	61.0	63.0	N.M.	61.0	N.M.

DARTs	165,122	146,949	12%	169,951	(3)%

Total trades (MM)	10.1	9.3	9%	10.4	(3)%
Average commission per trade	$10.64	$10.66	—%	$10.94	(3)%

End of period margin receivables ($B)	$6.3	$7.4	(15)%	$8.2	(23)%
Average margin receivables ($B)	$6.7	$7.5	(11)%	$7.9	(15)%

Key Performance Metrics(7)
Customer Activity	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15

Gross new brokerage accounts	103,508	79,397	30%	107,887	(4)%
Gross new stock plan accounts	60,250	94,326	(36)%	65,133	(7)%
Gross new banking accounts	1,070	1,037	3%	1,249	(14)%
Closed accounts(3)	(112,294)	(119,268)	N.M.	(131,040)	N.M.
Net new accounts	52,534	55,492	N.M.	43,229	N.M.

Net new brokerage accounts(3)	40,459	10,010	N.M.	38,716	N.M.
Net new stock plan accounts	16,412	49,683	N.M.	9,684	N.M.
Net new banking accounts	(4,337)	(4,201)	N.M.	(5,171)	N.M.
Net new accounts	52,534	55,492	N.M.	43,229	N.M.

End of period brokerage accounts(3)	3,254,000	3,213,541	1%	3,182,639	2%
End of period stock plan accounts	1,424,565	1,408,153	1%	1,273,468	12%
End of period banking accounts	335,551	339,888	(1)%	356,873	(6)%
End of period total accounts	5,014,116	4,961,582	1%	4,812,980	4%

Annualized brokerage account attrition rate(3)(10)	7.8%	8.7%	N.M.	8.8%	N.M.

Customer Assets ($B)
Security holdings	$ 205.6	$ 203.8	1%	$ 213.8	(4)%
Sweep deposits	26.4	24.0	10%	20.4	29%
Customer payables (cash)	6.8	6.5	5%	6.3	8%
Customer assets held by third parties(11)	9.4	11.2	(16)%	14.9	(37)%
Brokerage customer assets	248.2	245.5	1%	255.4	(3)%

Unexercised stock plan holdings (vested)	30.9	36.9	(16)%	38.2	(19)%
Savings, checking and other banking assets	5.4	5.5	(2)%	5.8	(7)%
Total customer assets	$ 284.5	$ 287.9	(1)%	$ 299.4	(5)%

Net new brokerage assets(12)	$ 2.9	$ 2.8	N.M.	$ 3.5	N.M.
Net new banking assets(12)	—	0.1	N.M.	—	N.M.
Net new customer assets(12)	$ 2.9	$ 2.9	N.M.	$ 3.5	N.M.

Brokerage related cash	$ 42.6	$ 41.7	2%	$ 41.6	2%
Other cash and deposits	5.4	5.5	(2)%	5.8	(7)%
Total customer cash and deposits	$ 48.0	$ 47.2	2%	$ 47.4	1%

Stock plan customer holdings (unvested)	$ 65.5	$ 70.7	(7)%	$ 79.2	(17)%

Customer net (buy) / sell activity	$ (1.2)	$ 0.3	N.M.	$ (3.1)	N.M.

Key Performance Metrics(7)

Loans	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15

Loans receivable ($MM)
Average loans receivable	$ 4,803	$ 5,097	$ (294)	$ 6,203	$ (1,400)
Ending loans receivable, net	$ 4,360	$ 4,613	$ (253)	$ 5,664	$ (1,304)
Loan servicing expense	$ 7	$ 7	$ —	$ 8	$ (1)

Loan performance detail (all loans, including TDRs) ($MM)

One- to Four-Family
Current	$ 2,176	$ 2,296	$ (120)	$ 2,687	$ (511)
30-89 days delinquent	74	72	2	107	(33)
90-179 days delinquent	28	26	2	25	3
Total 30-179 days delinquent	102	98	4	132	(30)
180+ days delinquent (net of $39, $41 and $47 in charge-offs for Q116, Q415 and Q115, respectively)	108	111	(3)	129	(21)
Total delinquent loans(13)	210	209	1	261	(51)
Gross loans receivable(14)	$ 2,386	$ 2,505	(119)	$ 2,948	(562)

Home Equity
Current	$ 1,841	$ 1,981	$ (140)	$ 2,541	$ (700)
30-89 days delinquent	52	52	—	77	(25)
90-179 days delinquent	28	31	(3)	27	1
Total 30-179 days delinquent	80	83	(3)	104	(24)
180+ days delinquent (net of $28, $26 and $25 in charge-offs for Q116, Q415 and Q115, respectively)	55	53	2	42	13
Total delinquent loans(13)	135	136	(1)	146	(11)
Gross loans receivable(14)	$ 1,976	$ 2,117	(141)	$ 2,687	(711)

Consumer and Other
Current	$ 314	$ 337	$ (23)	$ 423	$ (109)
30-89 days delinquent	5	6	(1)	7	(2)
90-179 days delinquent	1	1	—	1	—
Total 30-179 days delinquent	6	7	(1)	8	(2)
180+ days delinquent	—	—	—	—	—
Total delinquent loans	6	7	(1)	8	(2)
Gross loans receivable(14)	$ 320	$ 344	(24)	$ 431	(111)

Total Loans Receivable
Current	$ 4,331	$ 4,614	$ (283)	$ 5,651	$ (1,320)
30-89 days delinquent	131	130	1	191	(60)
90-179 days delinquent	57	58	(1)	53	4
Total 30-179 days delinquent	188	188	—	244	(56)
180+ days delinquent	163	164	(1)	171	(8)
Total delinquent loans(13)	351	352	(1)	415	(64)
Gross loans receivable(14)	$ 4,682	$ 4,966	(284)	$ 6,066	(1,384)

Key Performance Metrics(7)
Loans	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15
TDR performance detail ($MM)(15)

One- to Four-Family TDRs
Current	$ 209	$ 212	$ (3)	$ 219	$ (10)
30-89 days delinquent	19	19	—	30	(11)
90-179 days delinquent	6	8	(2)	10	(4)
Total 30-179 days delinquent	25	27	(2)	40	(15)
180+ days delinquent (net of $22, $23 and $24 in charge-offs for Q116, Q415 and Q115, respectively)	43	47	(4)	50	(7)
Total delinquent TDRs	68	74	(6)	90	(22)
TDRs	$ 277	$ 286	(9)	$ 309	(32)

Home Equity TDRs
Current	$ 167	$ 162	$ 5	$ 184	$ (17)
30-89 days delinquent	12	11	1	17	(5)
90-179 days delinquent	7	8	(1)	6	1
Total 30-179 days delinquent	19	19	—	23	(4)
180+ days delinquent (net of $19, $17 and $16 in charge-offs for Q116, Q415 and Q115, respectively)	23	21	2	18	5
Total delinquent TDRs	42	40	2	41	1
TDRs	$ 209	$ 202	7	$ 225	(16)

Total TDRs
Current	$ 376	$ 374	$ 2	$ 403	$ (27)
30-89 days delinquent	31	30	1	47	(16)
90-179 days delinquent	13	16	(3)	16	(3)
Total 30-179 days delinquent	44	46	(2)	63	(19)
180+ days delinquent	66	68	(2)	68	(2)
Total delinquent TDRs	110	114	(4)	131	(21)
TDRs	$ 486	$ 488	(2)	$ 534	(48)

Activity in Allowance for Loan Losses
	Three Months Ended March 31, 2016
	One- to Four- Family		Home Equity	Consumer and Other		Total
	(In millions)
Allowance for loan losses, ending 12/31/15	$	40	$ 307	$	6	$	353
Provision (benefit) for loan losses	8		(42)	—		(34)
(Charge-offs) recoveries, net	1		2	—		3
Allowance for loan losses, ending 03/31/16	$	49	$ 267	$	6	$	322

	Three Months Ended December 31, 2015
	One- to Four- Family		Home Equity	Consumer and Other		Total
	(In millions)
Allowance for loan losses, ending 9/30/15	$	39	$ 330	$	7	$	376
Provision (benefit) for loan losses	—		(23)	—		(23)
(Charge-offs) recoveries, net	1		—	(1)		—
Allowance for loan losses, ending 12/31/15	$	40	$ 307	$	6	$	353

	Three Months Ended March 31, 2015
	One- to Four- Family		Home Equity	Consumer and Other		Total
	(In millions)
Allowance for loan losses, ending 12/31/14	$	27	$ 367	$	10	$	404
Provision (benefit) for loan losses	5		(2)	2		5
(Charge-offs) recoveries, net	(1)		(5)	(1)		(7)
Allowance for loan losses, ending 03/31/15	$	31	$ 360	$	11	$	402

Specific Valuation Allowance Activity(16)
	As of March 31, 2016
	Recorded Investment in Modifications before charge- offs	Charge- offs		Recorded Investment in Modifications	Specific Valuation Allowance		Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$208	$	(45)	$163	$	(8)	$155	5%	26%
Home equity	288	(116)		172	(50)		122	29%	58%
Total	$496	$	(161)	$335	$	(58)	$277	17%	44%

	As of December 31, 2015
	Recorded Investment in Modifications before charge- offs	Charge- offs		Recorded Investment in Modifications	Specific Valuation Allowance		Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$216	$	(46)	$170	$	(9)	$161	5%	25%
Home equity	284	(120)		164	(52)		112	32%	61%
Total	$500	$	(166)	$334	$	(61)	$273	18%	45%

	As of March 31, 2015
	Recorded Investment in Modifications before charge- offs	Charge- offs		Recorded Investment in Modifications	Specific Valuation Allowance		Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$225	$	(45)	$180	$	(11)	$169	6%	24%
Home equity	312	(132)		180	(62)		118	35%	62%
Total	$537	$	(177)	$360	$	(73)	$287	20%	46%

Capital	Qtr ended 3/31/16	Qtr ended 12/31/15	Qtr ended 3/31/16 vs. 12/31/15	Qtr ended 3/31/15	Qtr ended 3/31/16 vs. 3/31/15

E*TRADE Bank
Tier 1 leverage ratio(5)	8.6%	9.7%	(1.1)%	9.8%	(1.2)%
Common Equity Tier 1 ratio(5)	33.3%	36.5%	(3.2)%	42.4%	(9.1)%
Tier 1 risk-based capital ratio(5)	33.3%	36.5%	(3.2)%	42.4%	(9.1)%
Total risk-based capital ratio(5)	34.6%	37.8%	(3.2)%	43.7%	(9.1)%

E*TRADE Financial
Tier 1 leverage ratio(6)	7.8%	9.0%	(1.2)%	8.4%	(0.6)%
Common Equity Tier 1 ratio(6)	34.5%	39.3%	(4.8)%	35.0%	(0.5)%
Tier 1 risk-based capital ratio(6)	34.5%	39.3%	(4.8)%	35.0%	(0.5)%
Total risk-based capital ratio(6)	40.0%	43.9%	(3.9)%	39.4%	0.6%

Average Balance Sheet Data(a)
	Three Months Ended
	March 31, 2016			December 31, 2015
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc./Exp.	Yield/Cost	Balance	Inc./Exp.	Yield/Cost
Cash and cash equivalents	$1,611	$ 2	0.41%	$1,834	$ 1	0.19%
Cash required to be segregated under federal or other regulation	1,133	1	0.32%	692	—	0.17%
Available-for-sale securities	12,642	64	2.03%	11,660	56	1.92%
Held-to-maturity securities	13,676	103	3.01%	12,283	87	2.86%
Margin receivables	6,677	64	3.89%	7,549	68	3.58%
Loans(b)	4,804	51	4.23%	5,097	53	4.11%
Broker-related receivables and other	349	—	0.29%	385	—	0.30%
Subtotal interest-earning assets	40,892	285	2.79%	39,500	265	2.68%
Other interest revenue(c)		23			27
Total interest-earning assets	40,892	308	3.01%	39,500	292	2.96%
Total non-interest earning assets	4,921			4,464
Total assets	$45,813			$43,964

Deposits	$29,567	$ 1	0.01%	$27,578	$ —	0.01%
Customer payables	6,452	1	0.07%	6,430	1	0.07%
Broker-related payables and other	1,450	—	0.00%	1,701	—	0.00%
Other borrowings	436	5	4.13%	489	5	4.34%
Corporate debt	995	13	5.39%	997	13	5.38%
Subtotal interest-bearing liabilities	38,900	20	0.21%	37,195	19	0.22%
Other interest expense(d)		1			3
Total interest-bearing liabilities	38,900	21	0.21%	37,195	22	0.23%
Total non-interest-bearing liabilities	1,189			949
Total liabilities	40,089			38,144
Total shareholders' equity	5,724			5,820
Total liabilities and shareholders' equity	$45,813			$43,964

Excess interest earning assets over interest bearing liabilities/ net interest income/ net interest margin	$1,992	$ 287	2.81%	$2,305	$ 270	2.74%

(a)	Beginning in 2016, corporate interest income and corporate interest expense are presented within net interest income. In addition, the Company transitioned to net interest margin as the key metric for measuring balance sheet performance. Prior periods have been reclassified to conform with the current period presentation.
(b)	Includes loans held-for-sale and excludes loans to customers on margin.
(c)	Represents interest revenue on securities loaned for the periods presented.
(d)	Represents interest expense on securities borrowed for the periods presented.

	Three Months Ended(a)
	March 31, 2015
	Average	Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Cash and cash equivalents	$ 1,673	$ 1	0.15%
Cash required to be segregated under federal or other regulation	309	—	0.08%
Available-for-sale securities	12,341	66	2.15%
Held-to-maturity securities	12,279	88	2.86%
Margin receivables	7,888	68	3.49%
Loans(b)	6,204	62	4.00%
Broker-related receivables and other	657	1	0.74%
Subtotal interest-earning assets	41,351	286	2.78%
Other interest revenue (c)		30
Total interest-earning assets	41,351	316	3.07%
Total non-interest-earning assets	4,733
Total assets	$ 46,084

Deposits	$ 25,051	$ 2	0.03%
Customer payables	6,388	1	0.08%
Broker-related payables and other	1,759	—	0.00%
Other borrowings	5,030	41	3.33%
Corporate debt	1,264	20	6.44%
Subtotal interest-bearing liabilities	39,492	64	0.66%
Other interest expense(d)		2
Total interest-bearing liabilities	39,492	66	0.67%
Total non-interest-bearing liabilities	1,153
Total liabilities	40,645
Total shareholders' equity	5,439
Total liabilities and shareholders' equity	$ 46,084

Excess interest earning assets over interest bearing liabilities/ net interest income/ net interest margin	$ 1,859	$ 250	2.42%

(a)	Beginning in 2016, corporate interest income and corporate interest expense are presented within net interest income. In addition, the Company transitioned to net interest margin as the key metric for measuring balance sheet performance. Prior periods have been represented to conform with the current period presentation.
(b)	Includes loans held-for-sale and excludes loans to customers on margin.
(c)	Represents interest revenue on securities loaned for the periods presented.
(d)	Represents interest expense on securities borrowed for the periods presented.

Explanation of Non-GAAP Measures and Certain Metrics

Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects and valuation. Management uses this non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed below are appropriate for evaluating the operating and liquidity performance of the Company.

Adjusted Net Income and Adjusted EPS

Management believes that excluding the income tax benefit related to the release of a valuation allowance against state deferred tax assets and the charge related to early extinguishment of debt from net income and EPS provides useful additional measures of the Company’s ongoing operating performance because these items are not directly related to our performance. See endnote (1) for a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Adjusted Operating Margin

Management believes that excluding provision (benefit) for loan losses and the charge related to early extinguishment of debt from operating margin provides a useful measure of the Company's ongoing operating performance because management excludes these items when evaluating operating margin performance. See endnote (1) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Corporate Cash

Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries, not including bank and broker-dealer subsidiaries, that can distribute cash to the parent company without any regulatory approval or notification. The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in regulated subsidiaries. See endnote (4) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Tangible Book Value per Share

Tangible book value per share represents shareholders’ equity less goodwill (net of related deferred tax liability) and other intangible assets divided by common stock outstanding. The Company believes that tangible book value per share is a measure of the Company’s capital strength. See endnote (9) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

It is important to note that these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as substitutes for, or superior to, net income or other measures of financial performance prepared in accordance with GAAP. For additional information on the adjustments to these non-GAAP measures, please see the Company’s financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) The following tables provide reconciliations of non-GAAP adjusted net income, adjusted EPS, and adjusted operating margin percentage to the comparable GAAP metrics (dollars in millions except for per share amounts):

	Q1 2016		Q4 2015		Q1 2015
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$153	$0.53	$89	$0.30	$40	$0.14
Add back impact of corporate debt reduction and refinance:
Loss on early extinguishment of debt	—		—		73
Income tax related to loss on extinguishment of debt	—		—		(28)
Net of tax	—		—		45
Deduct income tax benefit related to the release of a valuation allowance against state deferred tax assets	(31)
Adjusted net income and adjusted diluted EPS	$122	$0.43	$89	$0.30	$85	$0.29

	Q1 2016		Q4 2015		Q1 2015
	Amount	Operating Margin %	Amount	Operating Margin %	Amount	Operating Margin %

Income before income tax expense	$ 194	41%	$ 157	36%	$ 63	14%
Add back impact of pre-tax items:
Provision (benefit) for loan losses	(34)		(23)		5
Loss on early extinguishment of debt	—		—		73
Subtotal	(34)		(23)		78
Adjusted income before income tax expense and adjusted operating margin	$ 160	34%	$ 134	31%	$ 141	32%

(2) Beginning in the first quarter of 2016, the Company updated the presentation of its consolidated income statement line items as follows:

  Reclassified corporate interest income and corporate interest expense from other income (expense) to net interest income;
  Reclassified losses on early extinguishment of debt from other income (expense) to non-interest expense; and
  Reclassified other income (expense) from other income (expense) to gains (losses) on securities and other.

Prior periods have been reclassified to conform to the current period presentation.

(3) Net new brokerage accounts and end of period brokerage accounts were impacted by the closure of 4,430 accounts related to the shutdown of the Company's Hong Kong and Singapore operations in the first quarter of 2016 and 3,007 accounts related to the shutdown of the Company’s global trading platform in the fourth quarter of 2015.

(4) The following table provides a reconciliation of non-GAAP corporate cash to GAAP consolidated cash and equivalents at period end (dollars in millions):

	Q1 2016	Q4 2015	Q1 2015
Consolidated cash and equivalents	$ 1,627	$ 2,233	$ 1,025
Less: Bank cash(a)	(680)	(1,264)	(606)
Less: U.S. broker-dealers' cash(a)	(440)	(497)	(134)
Less: Other	(25)	(25)	(27)
Corporate cash	$ 482	$ 447	$ 258

(a) U.S. broker-dealers' cash includes E*TRADE Securities and E*TRADE Clearing. Prior to the move of E*TRADE Clearing out from under E*TRADE Bank in the third quarter of 2015, related cash was included in the “Bank cash” line item.

(5) E*TRADE Bank’s Tier 1 leverage, Common Equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios are preliminary for the current period. E*TRADE Bank’s capital ratios are calculated as follows (dollars in millions):

	Q1 2016	Q4 2015	Q1 2015
E*TRADE Bank shareholder's equity(a)	$3,126	$3,181	$4,165
ADD:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	17	102	216
DEDUCT:
Goodwill & other intangible assets, net of deferred tax liabilities	(38)	(38)	(38)
Disallowed deferred tax assets	(209)	(169)	(66)
E*TRADE Bank Tier 1 capital/Common Equity Tier 1 capital	$2,896	$3,076	$4,277
ADD:
Allowable allowance for loan losses	113	110	130
E*TRADE Bank total capital	$3,009	$3,186	$4,407

E*TRADE Bank average assets(a)	$34,073	$31,785	$43,622
DEDUCT:
Disallowed deferred tax assets	(209)	(169)	(66)
Goodwill & other intangible assets, net of deferred tax liabilities	(38)	(38)	(38)
Other	—	—	—
E*TRADE Bank adjusted average assets for leverage capital purposes	$33,826	$31,578	$43,518

E*TRADE Bank total risk-weighted assets(a)(b)	$8,695	$8,424	$10,094

E*TRADE Bank Tier 1 leverage ratio (Tier 1 capital / Adjusted average assets for leverage capital purposes)	8.6%	9.7%	9.8%
E*TRADE Bank Common Equity Tier 1 capital / Total risk-weighted assets	33.3%	36.5%	42.4%
E*TRADE Bank Tier 1 capital / Total risk-weighted assets	33.3%	36.5%	42.4%
E*TRADE Bank total capital / Total risk-weighted assets	34.6%	37.8%	43.7%

(a) Amounts presented for E*TRADE Bank exclude E*TRADE Securities as of February 1, 2015 and E*TRADE Clearing as of July 1, 2015.

(b) Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(6) E*TRADE Financial’s Tier 1 leverage, Common Equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios are preliminary for the current period. E*TRADE Financial’s capital ratios are calculated as follows (dollars in millions):

	Q1 2016	Q4 2015	Q1 2015
E*TRADE Financial shareholders' equity	$5,737	$5,799	$5,453
ADD:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	17	102	216
DEDUCT:
Goodwill & other intangible assets, net of deferred tax liabilities	(1,435)	(1,419)	(1,451)
Disallowed deferred tax assets	(909)	(839)	(645)
Other(a)	—	104	108
E*TRADE Financial Common Equity Tier 1 capital	$3,410	$3,747	$3,681
ADD:
Allowable allowance for loan losses	131	129	140
Non-qualifying capital instruments subject to phase-out (TRUPs)(a)	414	310	325
E*TRADE Financial total capital	$3,955	$4,186	$4,146

E*TRADE Financial average assets	$45,886	$44,016	$45,931
DEDUCT:
Goodwill & other intangible assets, net of deferred tax liabilities	(1,435)	(1,419)	(1,451)
Disallowed deferred tax assets	(909)	(839)	(645)
Other(a)	—	104	108
E*TRADE Financial adjusted average assets for leverage capital purposes	$43,542	$41,862	$43,943

E*TRADE Financial total risk-weighted assets(b)	$9,882	$9,536	$10,522

E*TRADE Financial Tier 1 leverage ratio (Tier 1 capital / Adjusted average assets for leverage capital purposes)	7.8%	9.0%	8.4%
E*TRADE Financial Common Equity Tier 1 capital / Total risk-weighted assets	34.5%	39.3%	35.0%
E*TRADE Financial Tier 1 capital / Total risk-weighted assets	34.5%	39.3%	35.0%
E*TRADE Financial total capital / Total risk-weighted assets	40.0%	43.9%	39.4%

(a) As a result of applying the transition provisions under Basel III, in 2015 the Company included 25% of the TRUPs in the calculation of E*TRADE Financial’s Tier 1 capital and 75% of the TRUPs in the calculation of E*TRADE Financial’s total capital. In accordance with the transition provisions, the TRUPs were fully phased out of E*TRADE Financial's Tier 1 capital as of January 1, 2016.

(b) Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(7) Amounts and percentages may not calculate due to rounding.

(8) Operating margin is the percentage of net revenue that results in income before income taxes. The percentage is calculated by dividing income before income taxes by total net revenue. Adjusted operating margin percentage is calculated by dividing income before income taxes, excluding the provision (benefit) for loan losses and the charge related to early extinguishment of debt, by total net revenue.

(9) The following tables provide a reconciliation of GAAP book value and book value per share to non-GAAP tangible book value and tangible book value per share at period end (dollars in millions, except per share amounts):

	Q1 2016		Q4 2015		Q1 2015
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Book value	$5,737	$20.52	$5,799	$19.90	$5,453	$18.81
Less: Goodwill and other intangibles, net	(1,961)		(1,966)		(1,981)
Add: Deferred tax liability related to goodwill	446		434		407
Tangible book value	$4,222	$15.10	$4,267	$14.65	$3,879	$13.38

(10) The brokerage account attrition rate is calculated by dividing attriting brokerage accounts, which are gross new brokerage accounts less net new brokerage accounts, by total brokerage accounts at the previous period end. This rate is presented on an annualized basis.

(11) Customer assets held by third parties are held outside E*TRADE Financial and include money market funds and sweep deposit accounts at unaffiliated financial institutions. Customer assets held by third parties are not reflected in the Company’s consolidated balance sheet and are not immediately available for liquidity purposes. The following table provides details of customer assets held by third parties (dollars in billions):

	Q1 2016	Q4 2015	Q1 2015
Money market fund	$ 0.2	$ 1.8	$ 7.6
Sweep deposits at unaffiliated financial institutions	5.6	5.8	3.6
Subtotal	5.8	7.6	11.2
Municipal funds and other	3.6	3.6	3.7
Total customer assets held by third parties	$ 9.4	$ 11.2	$ 14.9

(12) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts. The net new banking assets and net new brokerage assets metrics treat asset flows between E*TRADE entities in the same manner as unrelated third party accounts.

(13) Delinquent loans include charge-offs for loans that are in bankruptcy or are 180 days past due which have been written down to their expected recovery value. The following table shows the total amount of charge-offs on loans that are still held by the Company at the end of the periods presented (dollars in millions):

	Q1 2016		Q4 2015		Q1 2015
One- to four-family	$	110	$	113	$	123
Home equity	215		224		250
Total charge-offs	$	325	$	337	$	373

(14) Includes unpaid principal balances and premiums (discounts).

(15) The TDR loan performance detail is a subset of the Company’s total loan performance. TDRs include loan modifications performed under the Company’s modification programs and loans that have been charged-off due to bankruptcy notification.

(16) Modifications are a subset of TDRs, and represent loan modifications performed under the Company’s modification programs. They do not include loans that have been charged-off due to the Company receiving notification of bankruptcy if the loan has not been modified previously by the Company. The following table shows the reconciliation of total TDRs that had a modification and those for which the Company received a notification of bankruptcy (dollars in millions):

	Q1 2016		Q4 2015		Q1 2015
Modified loans	$	335	$	334	$	360
Bankruptcy loans	151		154		174
Total TDRs	$	486	$	488	$	534

(17) The total expected losses on modifications includes both the previously recorded charge-offs and the specific valuation allowance.

CONTACT:
E*TRADE Media Relations
Thayer Fox, 646-521-4418
thayer.fox@etrade.com
or
E*TRADE Investor Relations
Brett Goodman, 646-521-4406
brett.goodman@etrade.com